Exhibit 3.1.2

ARTICLES OF AMENDMENT

OF DELMAR BANCORP,

DATED AUGUST 12, 2020

Delmar Bancorp, a Maryland corporation (the “Corporation”), having its principal office in Salisbury, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article SECOND of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is:

Partners Bancorp”

SECOND: The foregoing amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and was approved by a majority of the entire Board of Directors of the Corporation, without action by the stockholders.

THIRD: The amendment to which these Articles of Amendment relate shall become effective as of 12:10 a.m. on August 19, 2020.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its corporate name and on its behalf by its Chief Executive Officer and its corporate seal to be hereunto affixed by its Assistant Corporate Secretary, and each officer signing this document acknowledges it to be the corporate act of the Corporation and that, to the best of his or her knowledge, information and belief, all matters and facts set forth herein with respect to the authorization and approval of the foregoing Articles of Amendment are true in all material respects and that this verification is made under penalties of perjury.

ATTEST:	DELMAR BANCORP

/s/ Joan Sumner	/s/ Lloyd B. Harrison, III
Joan Sumner, Assistant Corporate Secretary	Lloyd B. Harrison, III, Chief Executive Officer